                                                                   EXHIBIT 8(b)


                   SECURITIES LENDING AUTHORIZATION AGREEMENT

                                    Between

                 AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2

                                      and

                      STATE STREET BANK AND TRUST COMPANY



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                               TABLE OF CONTENTS

                                                                             PAGE
1.  DEFINITIONS ..........................................................    1

2.  APPOINTMENT OF STATE STREET ..........................................    2

3.  SECURITIES TO BE LOANED ..............................................    2

4.  BORROWERS ............................................................    2

5.  SECURITIES LOAN AGREEMENTS ...........................................    4

6.  LOANS OF AVAILABLE SECURITIES ........................................    4

7.  DISTRIBUTIONS ON AND VOTING RIGHTS WITH RESPECT TO
                  LOANED SECURITIES ......................................    5

8.  COLLATERAL ...........................................................    6

9.  INVESTMENT OF CASH COLLATERAL AND COMPENSATION .......................    7

10. FEE DISCLOSURE .......................................................    8

11. RECORDKEEPING AND REPORTS ............................................    8

12. STANDARD OF CARE .....................................................    9

13. REPRESENTATIONS AND WARRANTIES .......................................   10

14. INDEMNIFICATION ......................................................   11

15. CONTINUING AGREEMENT AND TERMINATION .................................   12

16. NOTICES ..............................................................   12

17. MISCELLANEOUS ........................................................   13

18. SECURITIES INVESTORS PROTECTION ACT ..................................   14

19. COUNTERPARTS .........................................................   14

20. MODIFICATION .........................................................   14

                             EXHIBITS AND SCHEDULES

         EXHIBIT 4.1

         EXHIBIT 4.2

         EXHIBIT A

         SCHEDULE A

         SCHEDULE B

         SCHEDULE 8.1

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                   SECURITIES LENDING AUTHORIZATION AGREEMENT

         Agreement dated the 7th day of October, 1998 between AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2, a registered management investment company organized and existing under the laws of ----------- (the "Client"), and STATE STREET BANK AND TRUST COMPANY, its affiliates or subsidiaries ("State Street"), setting forth the terms and conditions under which State Street is authorized to act on behalf of the Client with respect to the lending of certain securities of the Client held by State Street as trustee, agent or custodian.

         NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties does hereby covenant and agree as follows:

1.       Definitions.  For the purposes hereof:

         (a) "Available Securities" means the securities of the Client that are available for Loans pursuant to Section 3.

         (b) "Borrower" means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

         (c) "Collateral" means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

         (d) "Investment Manager" when used in any provision, means the person or entity who has discretionary authority over the investment of the Available Securities to which the provision applies.

         (e) "Loan" means a loan of Available Securities to a Borrower.

         (f) "Loaned Security" shall mean any "security" which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

         (g) "Market Value" of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.



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         (h) "Securities Loan Agreement" means the agreement between a Borrower and State Street (on behalf of the Client) that governs Loans, as described in
Section 5.

         (i) "Replacement Securities" means securities of the same issuer, class and denomination as Loaned Securities.

2.       Appointment of State Street.

         The Client hereby appoints and authorizes State Street, its affiliates or subsidiaries, as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. The Client agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Client on an undisclosed or a disclosed basis. State Street is also hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower pursuant to the terms hereof. In connection therewith, State Street may instruct said third party to establish and maintain a Borrower's account and a State Street account wherein all Collateral, including cash shall be maintained by said third party in accordance with the terms of a form of custodial arrangement which shall also be consistent with the terms hereof.

3.       Securities to be Loaned.

         State Street acts or will act as agent, trustee or custodian of certain securities owned by the Client. All of the Client's securities held by State Street as agent, trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities which the Client or the Investment Manager specifically identifies in notices to State Street as not being Available Securities. In the absence of any such notice identifying specific securities, State Street shall have no authority or responsibility for determining whether any of the Client's securities should be excluded from the lending program.

4.       Borrowers.

         The Available Securities may be loaned to any Borrower identified on the Schedule of Borrowers, as such Schedule may be modified from time to time by State Street and Client, including without limitation, the Financial Markets Group of State Street; provided, however, if Available Securities are loaned to the Financial Markets Group, in addition to being consistent with the terms hereof, said Loan shall be made in accordance with the terms of the Securities Loan Agreement attached hereto as Exhibit 4.1, as modified form time to time in accordance with the provisions hereof (hereinafter, the "State Street Securities Loan



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Agreement"). The form of the State Street Securities Loan Agreement may be modified by State Street from time to time, without the consent of the Client, in order to comply with the requirements of law or any regulatory authority having jurisdiction over State Street, the Client or the securities lending program or in any other manner that is not material and adverse to the interests of the Client.

         The Client acknowledges that it is aware that State Street, acting as "Lender's Agent" hereunder and thereunder, is or may be deemed to be the same legal entity as State Street acting as "Borrower" under the State Street Securities Loan Agreement, notwithstanding the different designations used herein and therein or the dual roles assumed by State Street hereunder and thereunder. Client represents that the power granted herein to State Street, as agent, to lend U.S. Securities owned by Client (including, in legal effect, the power granted to State Street to make Loans to itself) and the other powers granted to State Street, as agent herein, are given expressly for the purpose of averting and waiving any prohibitions upon such lending or other exercise of such powers which might exist in the absence of such powers, and that transactions effected pursuant to and in compliance with this Agreement and the State Street Securities Loan Agreement will not constitute a breach of trust or other fiduciary duty by State Street.

         The Client further acknowledges that it has granted State Street the power to effect securities lending transactions with the Financial Markets Group of State Street and other powers assigned to State Street hereunder and under the Securities Loan Agreements and the State Street Securities Loan Agreement as a result of the Client's desire to increase the opportunity for it to lend securities held in its account on fair and reasonable terms to qualified Borrowers without such loans being considered a breach of State Street's fiduciary duty. In connection therewith, each party hereby agrees that it shall furnish to the other party, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement. As long as any Loan is outstanding under this Agreement, each party shall also promptly deliver to the other party all such financial information that is subsequently available, and any other financial information or statements that such other party may reasonably request.

         In the event any such Loan is made to the Financial Markets Group, State Street hereby covenants and agrees for the benefit of the Clients that it has adopted and implemented procedural safeguards to help ensure that all actions taken by it hereunder will be effected by individuals other than, and not under the supervision of, individuals who are acting in a capacity as Borrower thereunder, and that all trades effected hereunder will take place at the same fully negotiated "arms length" prices offered to similarly situated third parties by State Street when it acts as lending agent, notwithstanding the inherent conflict of interest with respect to Loans to be effected by State Street to the Financial Markets Group.



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         In the event the Client approves lending to borrowers resident in the
United Kingdom, the Client shall complete Part 1 of the document known as a "MOD-2 form," which is attached hereto as Exhibit 4.2.

         In the event that securities lending activity is undertaken through its London office, State Street becomes subject to additional regulation in the UK, and State Street is obliged to notify the you of the following matters:

         i. State Street shall make available to you established procedures in accordance with the requirements of the Securities and Futures Authority for the effective consideration of complaints concerning State Street's activities carried on in the UK.

         ii. Where a liability in one currency is to be matched by an asset in a different currency, or where an investment transaction relates to an investment denominated in a currency other than sterling, a movement of exchange rates may have a separate effect, favorable or unfavorable, on the gain or loss which would otherwise be experienced on the investment.

         iii. State Street or an affiliate may have an interest that is material to the investment or transaction concerned and neither State Street nor any such affiliate shall be obliged to disclose such interest or account to you for any profits or benefits made or derived by it or any of its associates from any such transaction.

         iv. Any assets which State Street holds in the form of money shall not be treated by State Street as the Clients' Money as defined by The Financial Services (Client Money) Regulations 1991 of the United Kingdom as amended (the "Clients' Money Regulations") and will not be held in accordance with the Clients' Money Regulations or such other regulations as shall amend or replace the Clients' Money Regulations from time to time.

5.       Securities Loan Agreements.

         The Client authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower, however certain terms of individual loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a loan is made.



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6.       Loans of Available Securities.

         State Street shall have authority to make Loans of Available Securities to Borrowers, and to deliver such securities to Borrowers. State Street shall be responsible for determining whether any such Loan shall be made, and for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Client.

         The Client acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using reasonable and equitable methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Client's Available Securities will in fact be loaned to Borrowers. The Client agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans made for other clients, or loan opportunities refused hereunder, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan for another client, or the opportunity refused, could have resulted in loans made under this Agreement.

         The Client also acknowledges that, under the applicable Securities Loan Agreements, the Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement. Upon receiving a notice from the Client or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall use its reasonable efforts to notify promptly thereafter the Borrower which has borrowed such securities that the Loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable Securities Loan Agreement.

7. Distributions on and Voting Rights with Respect to Loaned Securities.

         The Client represents and warrants that it is the beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities. Except as provided in the next sentence, all interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Client's account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash



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distribution is received by the Borrower; provided that the Client (or
Investment Manager) may, by giving State Street ten (10) business days' notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Client's account on the date it is delivered to State Street.

         The Client acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on loan on the applicable record date for such securities.

         The Client also acknowledges that any payments of distributions from Borrower to the Client are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax treatment of such payment may differ from the tax treatment of such interest or dividend.

         If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Client are complied with, but State Street shall not be required to make any payment unless the Client has first placed it in funds to make such payment.

8.       Collateral.

         (a) Receipt of Collateral. The Client authorizes State Street, or a third party bank, to receive and to hold, on the Client's behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any loan of securities made on behalf of the Client pursuant to the Securities Loan Agreements. All investments of cash Collateral shall be for the account and at the risk of the Client. Concurrently with the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule 8.1. Said Schedule may be amended from time to time by State Street upon written notice to the Client. With respect to foreign cash Collateral, State Street will provide the Client with a multicurrency investment vehicle through which the foreign cash will be converted to U.S. dollars and invested pursuant to Section 9 hereof ("MCIV"). The Client acknowledges that State Street, in providing MCIV, may receive additional compensation by managing its interest rate exposure.

         Collateral shall have a Market Value of not less than one hundred percent (100%) of the Market Value of the Loaned Securities. Thereafter, State Street shall take such action as is appropriate with respect to the Collateral under the applicable Securities Loan Agreement.

         (b) Marking to Market. State Street shall value all Loaned Securities in accordance with its customary practice.



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         (c) Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

         (d) Limitations. State Street shall invest cash Collateral in accordance with any directions, including any limitations established by the Client in a writing identified to this Agreement and acknowledged in writing by State Street and shall exercise reasonable care, skill, diligence and prudence in the investment of Collateral. Subject to the foregoing limits and standard of care, State Street does not assume any market or investment risk of loss with respect to the currency conversions associated with the use of MCIV or the investment of cash Collateral. If the value of the cash Collateral so invested is insufficient to return the rebate fee (i.e., the return to the Borrower for use of cash Collateral), the full amount of the Collateral (U.S. dollar or otherwise), or any and all other amounts due to such Borrower pursuant to the Securities Loan Agreement, the Client shall be solely responsible for such shortfall and State Street may debit the Client's account. In addition, State Street shall be entitled to charge the Client's accounts for such shortfall in accordance with Section 9.

9.       Investment of Cash Collateral and Compensation.

         To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street, subject to the directions referred to above, if any, in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other investments as State Street may from time to time select, including without limitation investments in obligations or other securities of State Street or of any State Street affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or its affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

         The Client acknowledges that interests in such mutual funds, securities lending trusts and other collective investment funds, to which State Street and/or one or more of its affiliates provide services are not guaranteed or insured by State Street or any of its affiliates or by the Federal Deposit Insurance Corporation or any government agency. The Client hereby authorizes State Street to purchase or sell investments of cash Collateral to or from other accounts held by State Street or its affiliates.

         The net income generated by any investment made pursuant to the preceding paragraph of this Section 9 shall be allocated among the Borrower, State Street, and the Client, as follows: (a) a portion of such income shall be paid to the Borrower in accordance



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with the agreement negotiated between the Borrower and State Street; (b) the balance, if any, shall be split between State Street [as compensation for its services in connection with this securities lending program and the Client [as such income shall be credited to the Client's account], in accordance with the fee schedule attached hereto as Schedule A.

         In the event the net income generated by any investment made pursuant to the first paragraph of this Section 9 does not equal or exceed the amount due the Borrower in accordance with the agreement between Borrower and State Street, State Street shall debit the Client's account by an amount equal to the difference between the net income generated and the amounts to be paid to the Borrower pursuant to the Securities Loan Agreement. In the event debits to the Client's account produce a deficit therein, State Street shall sell or otherwise liquidate investments made with cash Collateral and credit the net proceeds of such sale or liquidation to satisfy the deficit. In the event the foregoing does not eliminate the deficit, State Street shall have the right to charge the deficiency to any other account or accounts maintained by the Client with State Street.

          In the event of a Loan to a Borrower resident in Canada, which is made over record date for a dividend reinvestment program ("DRP") and is secured by cash Collateral, the Borrower shall pay the Client a substitute payment equal to the full amount of the cash dividend declared, and may pay a loan premium, the amount of which shall be negotiated by State Street, above the amount of the cash dividend. Such loan premium shall be allocated between State Street and the Client as follows: (a) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with Schedule A and (b) the remainder of such loan premium shall be credited to the Client's account.

         To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street. Such loan premium shall be allocated between State Street and the Client as follows: (a) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with Schedule A hereto; and (b) the remainder of such loan premium shall be credited to the Client's account.

         The Client acknowledges that in the event that the Client's participation in securities lending generates income for the Client, State Street may be required to withhold tax or may claim such tax from the Client as is appropriate in accordance with applicable law.

         The Client shall reimburse State Street for such reasonable fees and expenses that State Street may incur in connection with the performance of its obligations hereunder, including, without limitation: (i) the ordinary telecommunication charges associated with the movement of securities in connection with the securities lending activity contemplated by this Agreement; and (ii) any and all funds advanced by State Street on behalf of the Client as



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a consequence of the Client's obligations hereunder, including the Client's obligation to return cash Collateral to the Borrower and to pay any fees due the Borrower, all as provided in Section 8 hereof.

10.      Fee Disclosure.

         The fees associated with the investment of cash Collateral in funds maintained or advised by State Street are disclosed on Schedule A hereto. Said Schedule may be replaced from time to time by State Street upon notice to the Client. An annual report with respect to such funds is available to the Client, at no expense, upon request.

11.      Recordkeeping and Reports.

         State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. On a monthly basis, State Street will provide the Client with a statement describing the Loans made, and the income derived from the Loans, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester's performance of its duties in connection with this securities lending program.

12.      Standard of Care

         Subject to the requirements of applicable law, State Street shall not be liable for any loss or damage, including counsel fees and court costs, whether or not resulting from their acts or omissions to act hereunder or otherwise, unless the loss damage arises out of State Street's own gross negligence. Except for any liability, loss, or expense arising from or connected with State Street's own gross negligence, the Client agrees to reimburse and hold State Street harmless from and against any liability, loss and expense, including counsel fees and expenses and court costs, arising in connection with any breach of any representation, covenant or agreement of the Client contained in this Agreement or any Loan or arising from or connected with claims of any third parties, including any Borrower, from and against all taxes and other governmental charges, and from and against any out-of-pocket or incidental expenses. State Street may charge any amounts to which it is entitled hereunder against the Client's account. Without limiting the generality of the foregoing, the Client agrees: (i) that State Street shall not be responsible for any statements, representations or warranties which any Borrower makes in connection with any securities loans hereunder, or for the performance by any Borrower of the terms of a Loan, or any agreement related thereto, and shall not be required to ascertain or inquire as to the performance or observance of, or a default under the terms of, a Loan or any agreement related thereto; (ii) that State Street shall be fully protected in acting in accordance with the oral or written instructions of any person believed by State Street to be authorized to execute this Agreement on behalf of the Client



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

(an "Authorized Person"); (iii) that in the event of a default by a Borrower under a Loan, State Street shall be fully protected in acting in its sole discretion in a manner it deems appropriate; (iv) that State Street shall not be under any duty or obligation to take action to effect payment by a Borrower of any amounts owed by the Borrower pursuant to the Loan Agreement, provided State Street timely advises the Client of the non-payment by the Borrower of any such amount; and (v) that the records of State Street shall be presumed to reflect accurately any oral instructions given by an Authorized Person or a person believed by State Street to be an Authorized Person.

         The Client acknowledges that, when lending Gilt securities, there is intraday settlement exposure from the Borrower's settlement bank. In particular, Client has daily exposure that the Gilt collateral position backed by the assured payment from the Borrower's settlement bank is unsecured.

         State Street, in determining the Market Value of Securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service.

13.      Representations and Warranties.

         Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

         The Client represents and warrants that (a) it has made its own determination as to the tax treatment of any dividends, remuneration or other funds received hereunder; and (b) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition or the financial condition of any parent company since the date of the balance sheet included within such financial statements. Each Loan shall constitute a present representation by the Client that there has been no material adverse change in its financial condition or the financial condition of any parent company that has not been disclosed in writing to State Street since the date of the most recent financial statements furnished to State Street pursuant to Section 4.

         The person executing this Agreement on behalf of the Client represents that he or she has the authority to execute this Agreement on behalf of the Client.



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

         In the event that Client directs State Street to invest cash Collateral in the State Street Global Securities Lending Trust, the Client also represents and warrants to, and agrees and covenants with, State Street Global Securities Lending Trust (the "Trust") and the Trustee of the Trust, as of the date hereof and as of the date or dates on which any units of the Trust ("Units") are purchased (collectively, the "Date of Purchase") that:

                  (a) The Units will be purchased for the account of the Client for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein. The Client is aware of the risks associated with an investment in the Trust and has not received any form of general solicitation or advertising in connection with its decision to purchase Units.

                  (b) The Client understands that the Trust will not be registered under the Investment Company Act of 1940 (the "1940 Act") because the Trust will be qualified as an excepted entity under Section 3(c)(7) of the 1940 Act. Pursuant to such exception the Trust will be beneficially owned only by "qualified purchasers" as defined in the 1940 Act and the rules and regulations promulgated thereunder and by such other persons as are otherwise entitled to participate in an entity qualified under Section 3(c)(7) of the 1940 Act. Accordingly, the Client hereby represents that as of the date hereof and as of the Date of Purchase of the Units, the Client is either:

         [Please check and initial the appropriate box or boxes]

______            [ ]      a qualified institutional buyer as defined in
Initial of                 paragraph (a) of Rule 144A (the "Rule") of the Act,
Authorized                 acting for its own account, the account of another
Signer                     qualified institutional buyer, or the account of a
                           qualified purchaser, and is not: (i) a dealer described in paragraph (a)(1)(ii) of the Rule that owns and invests on a discretionary basis less than $25 million in securities of issuers that are not affiliated persons of the dealer; or (ii) a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of the Rule, or a trust fund referred to in paragraph
                           (a)(1)(F) of the Rule that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries of the plan; or

______            [ ]      an entity that in the aggregate owns and invests on
Initial of                 a discretionary basis $25 million or more in
Authorized                 Qualified Purchaser Investments (as defined in
Signer                     Exhibit A). In making this determination, the amount
                           of any outstanding indebtedness incurred to make the Qualified Purchaser Investments held by the Client shall be subtracted from the Qualified Purchaser
                           Investments.



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

                  (c) No beneficiary or investor of the Client has any right to consult with regard to, advise or direct the investments made by or on behalf of the Client, and the Client has not been organized for the purpose of purchasing Units.

                  (d) If the Client: is (A) classified as a partnership for federal income tax purposes, (B) a "grantor trust," any portion of which is treated as owned by the grantor(s) or other person(s) under sections 671-679 of the Code, or (C) an "S corporation" within the meaning of section 1361(a) of the Code (any of (A), (B), or (C), a "Flow-Through Entity"), the beneficial owners of the Client which is a Flow-Through Entity are not investing in the Trust through the Client for the principal purpose of avoiding the 100-partner limitation in Treasury Regulations section.1.7704-1(h)(i)(ii).

                  (e) The execution and delivery of this Agreement by the Client does not require any approval, authorization, license, or filing from or with any foreign, federal, state or municipal board or agency on the part of the Client or in connection with the offer and sale of the Units on the part of the Trust or the Trustee or any of its affiliates.

                  (f) No provision of any applicable law, regulation or document by which the Client is bound prohibits the purchase of Units in the Trust by the Client.

                  (g) Simultaneously herewith the Client has completed, executed and delivered to the Trust a Form W-8 setting forth certain taxpayer identification information required by the Trust.

         The Client hereby represents to State Street that: (i) its policies generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares of the Navigator Securities Lending Trust with cash Collateral; (iii) its participation in State Street's securities lending program, including the investment of cash Collateral in the Navigator Securities Lending Trust, and the existing series thereof has been approved by a majority of the directors or trustees which directors and trustees are not "interested persons" within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the Navigator Securities Lending Trust, including any series thereof, is in the Client's best interest; and (iv) its prospectus provides appropriate disclosure concerning its securities lending activity.

         The Client hereby further represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to this Agreement and the Securities; that it qualifies as an "accredited investor" within the meaning of Rule 501 of

Regulation D under the Securities Act of 1933, as amended; and that the taxpayer identification number(s) and corresponding tax year-end are as set forth on Schedule B.

14.      Indemnification.

         (a) If at the time of a default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement) some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Client against the failure of the Borrower as follows. State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to the Client's obligations pursuant to Section 8 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street's expense.

         (b) If State Street is unable to purchase Replacement Securities pursuant to Paragraph (a) hereof, State Street shall credit to the Client's account an amount equal to the Market Value of the unreturned Loaned Securities for which replacement securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

         (c) In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Client's account the value of all distributions on the Loaned Securities (not otherwise credited to the Client's accounts with State Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Client's account pursuant to Paragraph
(b).

         (d) Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street's expense.

         (e) If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through

(d) above, and then to credit to the Client's account all other amounts owed by the Borrower to the Client with respect to such Loan under the applicable Securities Loan Agreement.

         (f) In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Client against the Borrower under the applicable Securities Loan Agreement.

         (g) The provisions of this Section 14 shall not apply to losses attributable to war, riot, revolution, acts of government or other causes beyond the reasonable control or apprehension of State Street.

15.      Continuing Agreement and Termination.

         It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Client and State Street may each at any time terminate this Agreement upon five (5) business days' written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Client, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided.

16.      Notices.

         Except as otherwise specifically provided herein, notices under this Agreement may be made orally, in writing, or by any other means mutually acceptable to the parties. If in writing, a notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses:

         If to Client:

                  [insert name and address]


         If to State Street:

                  State Street Bank and Trust Company
                  Global Securities Lending Division
                  Two International Place, Floor 31
                  Boston, Massachusetts 02110
or to such other addresses as either party may furnish the other party by written notice under this section.

         Whenever this Agreement permits or requires the Client to give notice to, direct, provide information to State Street, such notice, direction, or information shall be provided to State Street on the Client's behalf by any individual designated for such purpose by the Client in a written notice to State Street. (This Agreement shall be considered such a designation of the person executing the Agreement on the Client's behalf.) After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17.      Miscellaneous.

         This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning loans of securities by State Street on behalf of the Client. This Agreement may be assigned by State Street without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. The Client hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court. The Client hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of
such action or proceeding. Client hereby irrevocably appoints             as its
agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding (the "Process Agent"). Such service may be made by mailing or delivering a copy of such process, in care of the Process Agent at the above address. The Client hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Client also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Client at its address
specified in Section       hereof. The Client agrees that a final judgment in
any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

         The execution of this Agreement has been authorized by the Client's Trustees and by the sole shareholder. This Agreement is executed on behalf of the Client or the Trustees of the Client as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Client individually, but are binding only upon the assets and property of the Client. A certificate of Trust in respect of the Client is on file with the Secretary of the State of Delaware.

18.      Securities Investors Protection Act of 1970 Notice.

         CLIENT IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE CLIENT WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE CLIENT MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER'S OR DEALER'S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

19.      Counterparts.

         The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

20.      Modification.

         This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought.


                                        [CLIENT]

                                        Name:
                                             ----------------------------

                                        By:
                                           ------------------------------

                                        Its:
                                            -----------------------------


                                        STATE STREET BANK AND TRUST COMPANY

                                        Name:
                                             ----------------------------

                                        By:
                                           ------------------------------

                                        Its:
                                            -----------------------------

                                   SCHEDULE A

         This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 26th day of August, 1998 between AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3 ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").


                                SCHEDULE OF FEES


1. Subject to Paragraph 2 below, all proceeds collected by State Street on investment of Cash Collateral or any fee income shall be allocated as follows

- ____ percent (__%) payable to the Client, and

- ____ percent (__%) payable to State Street.


2. All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of the attached Securities Lending Authorization Agreement.

3.       Investment Management Fees

                                  SCHEDULE 8.1

         This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 7th day of October, 1998 between AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2 ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").


         ACCEPTABLE FORMS OF COLLATERAL

         -        Cash (U.S. and foreign currency);

         - Securities issued or guaranteed by the United States government or its agencies or instrumentalities;

         -        Sovereign debt rated A or better

         -        Canadian Provincial Debt

         -        Convertible Bonds

         - Irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate of the Borrower may be accepted as Collateral, if State Street has determined that it is appropriate to accept such letters of credit as Collateral under the securities lending programs it administers; and

         - Such other Collateral as the parties may agree to in writing from time to time.

                                   SCHEDULE B

         This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 7th day of October, 1998 between AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2 ("Client") and STATE STREET BANK AND TRUST COMPANY ("State Street").


         TAXPAYER IDENTIFICATION NUMBER                     TAX YEAR-END

                                   EXHIBIT A


                        QUALIFIED PURCHASER INVESTMENTS


         This Exhibit is designed to assist the Client in determining which of its assets are Qualified Purchaser Investments and the appropriate method of valuing those assets. Although the definition of Qualified Purchaser Investments includes most of what are ordinarily considered "investments" or "securities" (but excludes assets such as jewelry, artwork, antiques and other similar collectibles), issues may arise as to whether a particular holding falls within the definition. The Client is encouraged to consult its legal and/or investment advisors for guidance on these issues.

TYPES OF INVESTMENTS. The term "Qualified Purchaser Investment" includes the investments described below.

(a) Cash and cash equivalents (including foreign currency) held for investment purposes, including bank deposits, certificates of deposit, bankers acceptances, and the net cash surrender value of an insurance policy.

(b)      Securities such as

         (i) shares of (and other interests in) mutual funds, closed-end funds, hedge funds, and commodity pools;

         (ii) securities, including common stock, preferred stock and other equity instruments as well as bonds, notes, debentures and other debt obligations, of public companies (including companies listed on certain foreign exchanges);

         (iii) securities, including common stock, preferred stock and other equity instruments as well as bonds, notes, debentures and other debt obligations, of private companies with at least $50 million in shareholders' equity;

         (iv) interests in family-owned or closely-held businesses controlled by the Client if they fall in one of categories
                  (i)-(iii) above; and

         (v) bonds, notes and similar debt obligations issued by federal, state and local governments and agencies.

(c) Real estate held for investment purposes (which does not include a place of business used by the Client or the Subscriber's family, or a personal residence used by the

         Client or the Subscriber's family unless the residence is treated as an investment for tax purposes).

(d) Commodity futures contracts, options on commodity futures contracts, and options on physical commodities traded on or subject to the rules of a major commodities exchange held for investment purposes.

(e) Physical commodities such as gold or silver with respect to which a commodity interest is traded on or subject to the rules of a major commodities exchange held for investment purposes.

(f) Financial contracts entered into for investment purposes including swaps and similar contracts.

VALUATION. A Qualified Purchaser Investment should be valued at its fair market value as of the most recent practicable date or its cost, provided that commodity interests should be valued at the initial margin or option premium deposited in connection with such interests.

INVESTMENTS BY SUBSIDIARIES. The amount of Qualified Purchaser Investments owned by an Entity other than a so-called "Family Company" may include investments owned by majority-owned subsidiaries of the Entity and investments owned by an Entity ("Parent Entity") of which the Entity is a majority-owned subsidiary, or by a majority-owned subsidiary of the Entity and other majority-owned subsidiaries of the Parent Entity.